UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

November 25, 2022

Date of Report (Date of Earliest Event Reported)

Insignia Systems, Inc/MN
(Exact Name of Registrant as Specified in its Charter)

Minnesota	001-13471	41-1656308
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

212 Third Avenue N, Suite 356 Minneapolis, Minnesota	55401
(Address of Principal Executive Offices)	(Zip Code)

(763) 392-6200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ISIG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter):

☐   Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 25, 2022, Insignia Systems, Inc. (the “Company”) increased the size of the Board of Directors (the “Board”) of the Company to a total of 7 directors and elected Mark Jundt and Daniel Philp to fill the vacancies created by the increase in the size of the Board, effective immediately. Mr. Jundt and Mr. Philp will each serve until the Company’s next annual meeting of shareholders or until their respective successor is duly elected and qualified.

Mr. Jundt has served as General Counsel and Secretary at Air T, Inc. since May 2018. Previously, he served as Principal Legal Counsel at CHS Inc. from 2012 to May 2018. Mr. Philp has served as Senior Vice President of Corporate Development at Air T, Inc since 2014. Air T, Inc. is a member of a group of shareholders that beneficially owns approximately 39.2% of the Company’s outstanding common stock. The Board has determined that each of Mr. Jundt and Mr. Philp are “independent directors” as that term is defined in the rules of the Nasdaq Stock Market.

There are no arrangements or understandings between Mr. Jundt or Mr. Philp and any other persons pursuant to which Mr. Jundt or Mr. Philp were elected as directors of the Company. Mr. Jundt and Mr. Philp’s compensation is expected to be consistent with the compensation policies applicable to the Company’s other non-employee directors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 1, 2022	/s/ Zackery A. Weber
Zackery A. Weber
Vice President of Finance
(principal accounting officer)

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